Exhibit 11
                              THERMO FIBERGEN INC.


                    Computation of Earnings (Loss) per Share


                              Three Months Ended         Nine Months Ended
                           ------------------------  ------------------------
                            Sept. 27,    Sept. 28,     Sept. 27,    Sept. 28,
                                 1997         1996          1997         1996
   --------------------------------------------------------------------------

   Computation of Primary
     Earnings (Loss) per Share:

   Net Income (Loss) (a)  $   158,000  $  (380,000)  $ 1,093,000   $ (661,000)
                          -----------  -----------   -----------   ----------
   Shares:
     Weighted average
       shares outstanding  14,715,000   10,569,945    14,715,000   10,189,982

     Add: Shares issuable
          from assumed
          exercise of
          redemption
          rights (as
          determined by
          the application
          of the reverse
          treasury stock
          method)           1,450,769            -     1,835,805            -

          Shares issuable
          from assumed
          exercise of
          options (as
          determined by
          the application
          of the treasury
          stock method)         1,483            -           494       48,601
                          -----------  -----------   -----------  -----------
     Weighted average
       shares outstanding,
       as adjusted (b)     16,167,252   10,569,945    16,551,299   10,238,583
                          -----------  -----------   -----------  -----------
   Primary Earnings (Loss)
     per Share (a) / (b)  $       .01  $      (.04)  $      .07   $      (.06)
                          ===========  ===========   ===========  ===========